Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Relations
(703) 754-2848

BARD ANNOUNCES FIRST QUARTER RESULTS

DILUTED EPS OF $1.10, $1.17 ON ADJUSTED BASIS

MURRAY HILL, NJ — (April 22, 2009) — C. R. Bard, Inc. (NYSE: BCR) today reported 2009 first quarter financial results. First quarter 2009 net sales were $596.4 million, an increase of 2 percent over the prior-year period. Excluding the impact of foreign exchange, first quarter 2009 net sales increased 6 percent over the prior-year period.

For the first quarter 2009, net sales in the U.S. were $422.5 million and net sales outside the U.S. were $173.9 million, an increase of 6 percent and a decrease of 6 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, first quarter 2009 net sales outside the U.S. increased 7 percent over the prior-year period.

For the first quarter 2009, net income attributable to common shareholders was $112.5 million and diluted earnings per share available to common shareholders were $1.10, an increase of 44 percent and 47 percent, respectively, as compared to first quarter 2008 results. Adjusting for items that affect comparability between periods as detailed in the tables below, first quarter 2009 net income attributable to common shareholders was $119.0 million and diluted earnings per share available to common shareholders were $1.17, an increase of 9 percent and 11 percent, respectively, as compared to first quarter 2008 results.

Timothy M. Ring, chairman and chief executive officer, commented, “Despite a challenging sales quarter, due primarily to currency headwinds and distributor inventory reductions, we delivered solid adjusted EPS growth. We accomplished this through gross margin expansion and diligent expense management without compromising our investment in R&D. Our business is healthy and growing, and we remain confident in our long-term strategy.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our December 31, 2008 Form 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars in thousands except per share amounts, unaudited)

	Quarter Ended March 31,
	2009	2008
Net sales	$596,400	$584,000
Costs and expenses
Cost of goods sold	224,300	225,200
Marketing, selling and administrative expense	164,300	168,900
Research and development expense	36,400	85,800
Interest expense	3,000	3,000
Other (income) expense, net	9,300	(4,000)

Total costs and expenses	437,300	478,900

Income from operations before income taxes	159,100	105,100

Income tax provision	45,900	26,800

Net income	113,200	78,300

Net income attributable to noncontrolling interest	700	300

Net income attributable to common shareholders	$112,500	$78,000

Basic earnings per share available to common shareholders (1)	$1.12	$0.77

Diluted earnings per share available to common shareholders (1)	$1.10	$0.75

Wt. avg. common shares outstanding - basic	99,300	100,000

Wt. avg. common and common equivalent shares outstanding - dilution	100,900	102,300

(1)	Reflects the retrospective adoption of FASB Staff Position (“FSP”) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Notes to Earnings per Share included within this press release for additional information.

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended March 31,
	2009	2008	Change	Constant Currency
Vascular	$157,400	$150,400	5%	11%
Urology	162,800	168,700	-3%	—
Oncology	161,000	150,000	7%	11%
Surgical Specialties	94,100	93,000	1%	4%
Other	21,100	21,900	-4%	—

Net sales	$596,400	$584,000	2%

FX impact		(22,500)

Constant Currency	$596,400	$561,500		6%

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended March 31, 2009
	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$36.4	$9.3	$45.9	$112.5	$1.10
Items that affect comparability of results between periods:
Restructuring charge	—	(9.8)	3.3	6.5	0.07

Adjusted Basis	$36.4	$(0.5)	$49.2	$119.0	$1.17

	Quarter Ended March 31, 2008
	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$85.8	$(4.0)	$26.8	$78.0	$0.75
Items that affect comparability of results between periods:
Purchased research & development	(49.3)	—	18.2	31.1	0.30

Adjusted Basis	$36.5	$(4.0)	$45.0	$109.1	$1.05

(1)	Reflects the retrospective adoption of FSP No. EITF 03-6-1. See Notes to Earnings per Share included within this press release for additional information.

Notes to Reconciliation of Earnings

•

For the three months ended March 31, 2009, a charge of approximately $9.8 million pre-tax for restructuring affected the comparability of results between periods. The effect of this item decreased net income attributable to common shareholders by $6.5 million, or $0.07 diluted earnings per share available to common shareholders.

•

For the three months ended March 31, 2008, charges of approximately $49.3 million pre-tax for purchased research and development affected the comparability of results between periods. The effect of these charges decreased net income attributable to common shareholders by $31.1 million, or $0.30 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) research & development expense excluding payments for purchased research and development; (2) other (income) expense, net excluding a charge for restructuring; (3) income tax provision excluding the tax effect of the items set forth in (1) and (2) above; (4) net income attributable to common shareholders excluding the items set forth in (1) through (3) above; and (5) diluted earnings per share available to common shareholders excluding the items set forth in (1) through (3) above.

The company excluded the items described above because they may cause certain statements of income categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP financial measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP financial information. Management compensates for these limitations by providing full disclosure of each non-GAAP financial measure and a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended March 31,
	2009	2008
Earnings per Share Numerator (1): GAAP Basis
Net income attributable to common shareholders	$112,500	$78,000
Less: Income allocated to participating securities	1,200	1,000

Net income available to common shareholders	$111,300	$77,000

Earnings per Share Numerator (1): Adjusted Basis
Net income attributable to common shareholders	$119,000	$109,100
Less: Income allocated to participating securities	1,400	1,400

Net income available to common shareholders	$117,600	$107,700

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	99,300	100,000

Wt. avg. common and common equivalent shares outstanding - dilution	100,900	102,300

Earnings per Share: GAAP Basis
Basic earnings per share available to common shareholders	$1.12	$0.77

Diluted earnings per share available to common shareholders	$1.10	$0.75

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$1.17	$1.05

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income attributable to common shareholders less income allocated to participating securities under FSP No. EITF 03-6-1.